EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of KapStone Paper and Packaging Corporation that is made part of the Registration Statement (Form S-4) and Prospectus of Whiskey Holdco, Inc. for the registration of shares of Whiskey Holdco’s common stock and to the incorporation by reference therein of our reports dated February 23, 2018, with respect to the consolidated financial statements of KapStone Paper and Packaging Corporation, and the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Chicago, Illinois
March 23, 2018